Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

For Immediate Release

NDCHealth Board of Directors to Commence Orderly Process to Retain

an Investment Bank to Assist the Board in a Review and Analysis of

Strategic Alternatives Available to NDCHealth

ATLANTA, November 9, 2004 – NDCHealth Corporation (NYSE: NDC) announced that its Board of Directors held a telephonic meeting today, during which the Board reviewed the final results of the stockholder vote at the Annual Meeting of Stockholders held on October 28, 2004 which were officially certified this morning by IVS Associates, the independent Inspector of Elections. NDCHealth previously disclosed the preliminary results of the stockholder vote on November 4, 2004.

One of the items approved by stockholders at the Annual Meeting was a proposal recommending that the Board engage a leading investment bank to analyze and report to the Board on all strategic alternatives available to NDCHealth for maximization of stockholder value. The Board remains committed to maximizing stockholder value and decided at its meeting today to commence an orderly process to retain an investment bank to assist the Board in a review and analysis of strategic alternatives available to NDCHealth. The Board will also be reviewing the strategic design and initial results of the profit improvement plan being implemented by NDCHealth management.

According to the officially certified results released this morning, the following are the results on the matters submitted to a vote of stockholders at the 2004 Annual Meeting of Stockholders:

Proposal 1: The re-election of three directors:

	In Favor	Withheld
J. Veronica Biggins	16,443,625	3,693,003
Terri A. Dial	18,042,607	2,094,021
Kurt M. Landgraf	16,758,049	3,378,579

Proposal 2: Approval of the NDCHealth Corporation 2005 Incentive Plan:

For	Against	Abstain
9,383,539	10,246,287	3,608,169

Proposal 3: Stockholder proposal recommending engagement of an investment bank:

For	Against	Abstain
18,889,019	3,476,848	402,348

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements related to the Board of Directors’ review of the Company’s plans, progress and strategic alternatives. These statements are based upon the Board’s current intentions and are not intended to indicate any conclusions or possible future decisions based upon such review. All forward looking-statements involve risks and uncertainties that may cause actual results to differ materially from those described, and are only predictions and not guarantees of performance. More detailed risk factors and cautionary statements are included in NDCHealth’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and other company filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

About NDCHealth

NDCHealth is uniquely positioned in healthcare as a leading provider of point-of-service systems, electronic connectivity and information solutions to pharmacies, hospitals and healthcare facilities, physicians, pharmaceutical manufacturers and payers.

Contact:
Robert Borchert
VP – Investor Relations
404-728-2906
robert.borchert@ndchealth.com